Exhibit 99.1

Hecla Reports Temporary Care and Maintenance at Lucky Friday Mine

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--January 11, 2012--Hecla Mining Company (“Hecla”) (NYSE:HL) reports that the Mine Safety and Health Administration (“MSHA”) has ordered the Silver Shaft at the Lucky Friday mine in Mullan, Idaho closed for removal of built-up material in the shaft. This order is pursuant to the investigation following the December 14, 2011 rock burst. Compliance with the order is expected to take through year-end. Hecla’s 2012 silver production is now estimated to be approximately 7 million ounces.

“While we are disappointed with this order and are considering what action we might take, work has already begun to resume production as quickly as possible,” said Phil Baker, Hecla’s President and Chief Executive Officer. “The Lucky Friday mine is a world-class mine that we see producing silver for decades to come. Hecla and the Lucky Friday mine have faced challenges in the past and we will once again overcome them.”

The Silver Shaft is a one-mile deep shaft from surface and the primary access to the Lucky Friday mine. The sand and concrete material to be removed from the shaft has built up over a number of years and is expected to be removed primarily by power washing. All other significant activities at the mine including construction of the #4 Shaft and bypass around the rock burst are on hold. Care and maintenance of the underground will be focused on the 4900 level where the #4 Shaft infrastructure is located. Production is expected to resume in early 2013.

A conference call and webcast will be held Wednesday, January 11, at 1:00 p.m. Eastern Time to discuss this latest development. You may join the conference call by dialing toll-free 1-866-510-0711 or 1-617-597-5379 internationally. The participant passcode is HECLA. Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

Cautionary Statements

Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada

CONTACT:
Hecla Mining Company
Mélanie Hennessey
Vice President – Investor Relations
Direct: 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com